EXHIBIT 99.1

[CONCENTRA LOGO]

Contacts:	Daniel J. Thomas Chief Executive Officer (972) 364-8111	Thomas E. Kiraly Executive Vice President and Chief Financial Officer (972) 364-8217

CONCENTRA ANNOUNCES COMPLETION OF $150 MILLION SENIOR SUBORDINATED NOTES SALE AND $435 MILLION SENIOR CREDIT FACILITY

ADDISON, Texas, August 13, 2003 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that it has sold in a private placement $150 million aggregate principal amount of its 9.5% Senior Subordinated Notes due 2010, in accordance with Securities and Exchange Commission Rule 144A. In addition, the Company announced the closing of a new $435 million senior credit facility, which replaced its previously outstanding senior credit facility.

The new 9.5% Senior Subordinated Notes are general unsecured obligations of the Company, are subordinated to all existing and future senior debt of the Company, and rank pari passu with the Company’s existing 13% senior subordinated notes due 2009. The new $435 million senior credit facility is comprised of $335 million in term debt with a six-year maturity and a $100 million five-year revolving credit facility. The Company had no borrowings under the revolving credit facility as of the closing date.

The Company has used the net proceeds of the private offering and borrowings under the new senior credit facility, together with cash on hand, to retire its previously outstanding senior credit facility, to terminate its interest rate hedge agreements, to transfer cash proceeds to Concentra Inc., its parent corporation, to enable it to redeem approximately $139,000,000 of the principal and accreted interest of its 14% Senior Discount Debentures due 2011, and to pay related fees and expenses.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The securities sold have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

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Concentra Announces Completion of $150 Million Senior

Subordinated Notes Sale And $435 Million Senior Credit Facility

August 13, 2003

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, inability to complete planned acquisitions and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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